Exhibit 99

Dollar General Reports Record First Quarter 2011 Sales and Earnings

  Same-Store Sales Increased 5.4%; Total Sales Improved 10.9%
  Adjusted EPS Increased 14% to $0.48; Reported EPS Increased 15% to $0.45
  Adjusted Operating Profit Grew 9%; Reported Operating Profit Grew 11%
  Company Confirms Strong 2011 Financial Outlook; Adjusted EPS Forecast of $2.20 to $2.30

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 1, 2011--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2011 first quarter (13 weeks) ended April 29, 2011. The Company’s net income increased by 15 percent to $157 million, or $0.45 per diluted share, in the 2011 first quarter, compared to net income of $136 million, or $0.39 per diluted share, in the 2010 first quarter. Adjusted net income increased 14 percent to $166 million, or $0.48 per diluted share, in the 2011 first quarter, compared to $145 million, or $0.42 per diluted share, in the 2010 first quarter.

“Dollar General is off to a great start in 2011,” said Rick Dreiling, chairman and chief executive officer. “Our first quarter sales exceeded our expectations with strong same-store sales growth of 5.4 percent. As I look back on the first quarter, we maintained our focus on serving our customers and worked to hold the line where we reasonably could when it came to raising prices in an environment of rising commodity and fuel costs. Our customers are depending on Dollar General more than ever for consistent value and convenience.

“In spite of expected gross margin headwinds, we remain well positioned to deliver on our financial outlook for fiscal 2011 as we invest for the long-term health of the Company,” Dreiling said.

First Quarter 2011 Financial Results

Sales increased 10.9 percent to $3.45 billion in the 2011 first quarter compared to $3.11 billion in the 2010 first quarter. Same-store sales increased 5.4 percent in the 2011 quarter and 6.7 percent in the 2010 quarter, with customer traffic and average transaction amount contributing to the same-store sales increases in both periods.

The Company’s gross profit rate decreased by 63 basis points to 31.5 percent of sales in the 2011 first quarter from 32.1 percent of sales in the 2010 first quarter. Rising commodity costs resulted in a LIFO charge of $3.6 million (10 basis points) in the 2011 period. Higher markdowns, primarily related to the reduction of winter home and apparel merchandise, had the most significant impact on the gross profit rate decrease. In addition, a shift in sales mix to more consumables, which generally have a lower gross profit rate, and higher transportation costs, resulting from increased fuel rates, contributed to the gross profit rate decrease. A lower inventory shrink rate and improved distribution efficiencies partially offset these decreases.

Selling, general and administrative expenses (“SG&A”) were $766 million, or 22.2 percent of sales, in the quarter, a decrease of 60 basis points from last year’s quarter. SG&A in the 2011 quarter includes $13 million relating to the expected settlement of two legal matters and SG&A in the 2010 quarter includes expenses totaling $15 million relating to a secondary offering of the Company’s common stock by certain existing shareholders. Excluding these items, SG&A decreased by 50 basis points. As a percentage of total sales, retail labor costs represented the most significant decrease, followed by advertising expense and repairs and maintenance. Increased sales and the impact of other cost reduction initiatives also contributed to the decrease. Increased depreciation expense, primarily relating to new store fixtures and equipment, partially offset the SG&A improvements.

Operating profit increased by 11 percent to $322 million in the 2011 first quarter from $291 million in the 2010 period. Operating profit, as a percentage of sales, was 9.3 percent in both years. First quarter 2011 adjusted operating profit increased by nine percent to $335 million, or 9.7 percent of sales, from $306 million, or 9.8 percent of sales, in the 2010 period.

Interest expense was $66 million in the 2011 first quarter compared to $72 million in the 2010 first quarter due to lower average outstanding borrowings resulting from the Company’s repurchases of long-term obligations and lower interest rates.

The effective income tax rate for the 2011 quarter was 38.1 percent compared to a rate of 37.8 percent for the 2010 quarter.

Merchandise Inventories

As of April 29, 2011, total merchandise inventories, at cost, were $1.77 billion compared to $1.60 billion as of April 30, 2010. On a per-store basis, merchandise inventories increased by four percent. Inventory turns, based on the most recent four quarters, were 5.2 times. The Company made significant progress in managing inventory growth since the end of the 2010 fiscal year. Reducing per-store inventory levels remains a high priority even as the Company seeks to improve store in-stock levels.

Long-Term Obligations

In April 2011, the Company repurchased $25 million of its 10-5/8% Senior Notes (“senior notes”) in the open market. As of April 29, 2011, outstanding long-term obligations, including the current portion, were $3.26 billion, a decrease of $140 million from the prior year. The repurchase in the first quarter resulted in a loss of $2.2 million consisting of the premium paid and other related costs.

Capital Expenditures

Total additions to property and equipment in the 2011 first quarter were $92 million. Additions included $40 million for upgrades, remodels and relocations of existing stores, $22 million relating to new leased stores, $17 million for stores purchased or built by the Company, $7 million for distribution and transportation improvements and $6 million for information system upgrades and technology-related projects. During the quarter, the Company opened 139 new stores and relocated or remodeled 184 stores.

2011 Financial Outlook

The volatility of the macroeconomic environment continues to pressure the consumer and is impacting the Company’s cost of purchasing and delivering merchandise to its stores. The Company continues to closely monitor customers’ responses to both the economic and competitive climates.

For the 53-week fiscal year ending February 3, 2012 (“fiscal 2011”), the Company expects total sales to increase 11 to 13 percent, including sales in the 53rd week which are expected to be approximately 200 basis points of the total increase. Same-store sales, based on a comparable 52-week period, are expected to increase 3 to 5 percent. Adjusted operating profit for the 2011 53-week period is expected to increase 14 to 16 percent over the 2010 52-week adjusted operating profit, driven by increased sales and expense management. The Company believes the gross margin trends it experienced in the 2011 first quarter will continue through the second quarter.

The Company expects full year interest expense to be in the range of $215 million to $225 million. The Company intends to redeem the remainder of its senior notes on or following the first scheduled call date in July 2011. Total repurchases in 2011, including $25 million redeemed in April, are expected to result in total pretax non-operating losses for the year of approximately $60 million.

Diluted earnings per share (“EPS”) for the 53-week fiscal year, adjusted to exclude any losses and the related income tax effect resulting from redemption of the senior notes, is expected to be approximately $2.20 to $2.30, based on 346 million weighted average diluted shares. The full year 2011 effective tax rate is expected to be approximately 38 percent. The 53rd week is expected to contribute approximately $0.06 per diluted share.

The Company plans to open approximately 625 new stores and to remodel or relocate a total of approximately 550 stores in 2011. Capital expenditures are expected to be in the range of $550 million to $600 million. Approximately 55 percent of capital spending is for investment in store growth and development, including new stores, remodels, relocations and purchases of existing store locations; approximately 25 percent is for special projects including approximately $90 million for a new distribution center in Bessemer, Alabama; the remaining 20 percent is for maintenance capital.

Conference Call Information

The Company will hold a conference call on Wednesday, June 1, 2011, at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” In addition, the call will be available online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Wednesday, June 15, 2011, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 48162188.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted SG&A, adjusted operating profit, adjusted net income, adjusted diluted EPS, EBITDA, and adjusted EBITDA. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. Non-GAAP information should not be considered a substitute for any information derived or calculated in accordance with GAAP.

The Company believes that providing comparisons to operating profit, net income, diluted earnings per share and SG&A, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. Adjusted SG&A and adjusted operating profit in the 2011 first quarter exclude pretax charges totaling $13.1 million relating to the expected settlements of the two legal matters discussed in this release. Adjusted SG&A and adjusted operating profit in the 2010 first quarter exclude pretax charges totaling $15.0 million relating to administrative expenses and the acceleration of equity appreciation rights in connection with a secondary offering during that period of the Company’s common stock by certain shareholders (“secondary offering”). In addition to the non-GAAP adjustments to SG&A and operating profit discussed herein and the related income tax effect of these adjustments, adjusted net income and adjusted diluted EPS exclude a $2.2 million loss ($1.3 million loss, net of income taxes) in the 2011 first quarter resulting from the repurchase of long-term obligations.

Full year earnings and operating profit guidance for fiscal 2011 are based on adjusted net income and adjusted operating profit. For 2011, these non-GAAP financial measures exclude the impact of the $13.1 million ($8.0 million, net of income taxes) expected legal settlements mentioned above, the $2.2 million loss ($1.3 million loss, net of income taxes) in the first quarter resulting from the repurchase of long-term obligations and any future losses on debt repurchases in the year, as well as any expenses which might result from additional secondary offerings, if any. Adjusted operating profit in 2010 excluded pretax charges totaling $19.7 million ($12.5 million, net of income taxes) relating to administrative expenses and the acceleration of equity appreciation rights in connection with two secondary offerings. In addition to these expenses and their related income tax effect, adjusted net income and adjusted diluted EPS for 2010 exclude losses of $14.6 million ($8.8 million, net of income taxes) resulting from repurchases of long-term obligations.

The Company believes that the presentation of EBITDA and adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “2011 Financial Outlook” and other statements regarding our fiscal 2011 outlook and intentions. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “should,” “could,” “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “focus,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern our strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that we expected. We derive many of these statements from our operating budgets and forecasts, which are based on many detailed assumptions that we believe are reasonable. However, it is very difficult to predict the effect of known factors, and we cannot anticipate all factors that could affect our actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, resin, wheat, corn, sugar, oil, paper and coffee);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and health care;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;

  delays or unanticipated expenses in constructing a new distribution center;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  a data security breach;
  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2011 or any subsequent quarterly filings on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company’s anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With over 9,500 stores in 35 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	April 29,	April 30,	January 28,
	2011	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$602,463	$222,709	$497,446
Merchandise inventories	1,767,121	1,604,754	1,765,433
Prepaid expenses and other current assets	137,313	111,115	104,946
Total current assets	2,506,897	1,938,578	2,367,825
Net property and equipment	1,562,596	1,360,868	1,524,575
Goodwill	4,338,589	4,338,589	4,338,589
Intangible assets, net	1,251,289	1,276,173	1,256,922
Other assets, net	55,493	62,868	58,311
Total assets	$9,714,864	$8,977,076	$9,546,222

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$1,039	$3,547	$1,157
Accounts payable	933,710	789,274	953,641
Accrued expenses and other	380,422	332,251	347,741
Income taxes payable	32,217	34,686	25,980
Deferred income taxes	39,842	46,282	36,854
Total current liabilities	1,387,230	1,206,040	1,365,373
Long-term obligations	3,262,597	3,399,887	3,287,070
Deferred income taxes	606,071	540,010	598,565
Other liabilities	230,043	277,989	231,582
Total liabilities	5,485,941	5,423,926	5,482,590

Commitments and contingencies

Redeemable common stock	9,267	16,624	9,153

Shareholders' equity:
Preferred stock	-	-	-
Common stock	298,844	298,371	298,819
Additional paid-in capital	2,948,506	2,928,855	2,945,024
Retained earnings	987,901	339,071	830,932
Accumulated other comprehensive loss	(15,595)	(29,771)	(20,296)
Total shareholders' equity	4,219,656	3,536,526	4,054,479
Total liabilities and shareholders' equity	$9,714,864	$8,977,076	$9,546,222

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	April 29,	% of Net	April 30,	% of Net
	2011	Sales	2010	Sales
Net sales	$3,451,697	100.00%	$3,111,314	100.00%
Cost of goods sold	2,364,300	68.50	2,111,558	67.87
Gross profit	1,087,397	31.50	999,756	32.13
Selling, general and administrative expenses	765,779	22.19	709,033	22.79
Operating profit	321,618	9.32	290,723	9.34
Interest income	(19)	(0.00)	(6)	(0.00)
Interest expense	65,591	1.90	72,018	2.31
Other (income) expense	2,272	0.07	145	0.00
Income before income taxes	253,774	7.35	218,566	7.02
Income tax expense	96,805	2.80	82,570	2.65
Net income	$156,969	4.55%	$135,996	4.37%

Earnings per share:
Basic	$0.46		$0.40
Diluted	$0.45		$0.39
Weighted average shares outstanding:
Basic	341,522		340,819
Diluted	345,393		344,397

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	April 29,	April 30,
	2011	2010
Cash flows from operating activities:
Net income	$156,969	$135,996
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,486	63,252
Deferred income taxes	7,393	10,029
Tax benefit of stock options	(434)	(4,806)
Loss on debt retirement	2,167	-
Non-cash share-based compensation	3,519	4,979
Other non-cash gains and losses	4,574	1,633
Change in operating assets and liabilities:
Merchandise inventories	(5,275)	(85,176)
Prepaid expenses and other current assets	(32,369)	(13,503)
Accounts payable	(25,922)	(36,954)
Accrued expenses and other	38,810	(26,722)
Income taxes	6,671	42,510
Other	(17)	(26)
Net cash provided by operating activities	223,572	91,212

Cash flows from investing activities:
Purchases of property and equipment	(91,958)	(90,998)
Proceeds from sale of property and equipment	367	258
Net cash used in investing activities	(91,591)	(90,740)

Cash flows from financing activities:
Issuance of common stock	165	285
Repayments of long-term obligations	(27,151)	(463)
Repurchases of common stock and settlement of equity awards, net of employee taxes paid	(412)	(4,467)
Tax benefit of stock options	434	4,806
Net cash provided by (used in) financing activities	(26,964)	161

Net increase in cash and cash equivalents	105,017	633
Cash and cash equivalents, beginning of period	497,446	222,076
Cash and cash equivalents, end of period	$602,463	$222,709

Supplemental cash flow information:
Cash paid for:
Interest	$41,386	$28,394
Income taxes	$82,664	$51,713
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$35,649	$25,669

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	April 29, 2011	April 30, 2010	% Change

Consumables	$2,529,070	$2,231,500	13.3%
Seasonal	457,057	430,051	6.3%
Home products	234,208	224,867	4.2%
Apparel	231,362	224,896	2.9%
Net sales	$3,451,697	$3,111,314	10.9%

Store Activity

		For the Quarter (13 Weeks) Ended
		April 29, 2011	April 30, 2010

Beginning store count		9,372	8,828
New store openings		139	155
Store closings		(15)	(18)
Net new stores		124	137
Ending store count		9,496	8,965
Total selling square footage (000's)		68,131	63,679
Growth rate		7.0%	6.9%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Selling, General & Administrative Expenses, Adjusted Operating Profit,
Adjusted Net Income and Adjusted Diluted Earnings Per Share
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	April 29, 2011		April 30, 2010		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$3,451.7		$3,111.3		$340.4	10.9%

Selling, general and administrative expenses	$765.8	22.19%	$709.0	22.79%	$56.7	8.0%
Litigation settlements	(13.1)		-
Secondary offering expenses	-		(0.7)
Acceleration of equity-based compensation	-		(14.3)
Adjusted selling, general and administrative expenses	$752.7	21.81%	$694.0	22.31%	$58.7	8.5%

Operating profit	$321.6	9.32%	$290.7	9.34%	$30.9	10.6%
Litigation settlements	13.1		-
Secondary offering expenses	-		0.7
Acceleration of equity-based compensation	-		14.3
Adjusted operating profit	$334.7	9.70%	$305.8	9.83%	$28.9	9.5%

Net income	$157.0	4.55%	$136.0	4.37%	$21.0	15.4%
Litigation settlements	13.1		-
Secondary offering expenses	-		0.7
Acceleration of equity-based compensation	-		14.3
Repurchase of long-term obligations	2.2		-
Total adjustments	15.3		15.0
Income tax effect of adjustments	(6.0)		(5.6)
Net adjustments	9.3		9.4
Adjusted net income	$166.3	4.82%	$145.4	4.67%	$20.9	14.4%

Diluted earnings per share:
As reported	$0.45		$0.39
Adjusted	$0.48		$0.42

Weighted average diluted shares outstanding	345.4		344.4

	For the Year (52 Weeks) Ended
	January 28, 2011
	$	% of Net Sales

Net sales	$13,035.0

Selling, general and administrative expenses	$2,902.5	22.27%
Secondary offering expenses	(1.1)
Acceleration of equity-based compensation	(18.6)
Adjusted selling, general and administrative expenses	$2,882.8	22.12%

Operating profit	$1,274.1	9.77%
Secondary offering expenses	1.1
Acceleration of equity-based compensation	18.6
Adjusted operating profit	$1,293.8	9.93%

Net income	$627.9	4.82%
Secondary offering expenses	1.1
Acceleration of equity-based compensation	18.6
Repurchase of long-term obligations	14.6
Total adjustments	34.3
Income tax effect of adjustments	(13.0)
Net adjustments	21.3
Adjusted net income	$649.2	4.98%

Diluted earnings per share:
As reported	$1.82
Adjusted	$1.88

Weighted average diluted shares outstanding	344.8

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Quarter (13 Weeks) Ended		Four Quarters (52 Weeks) Ended
	April 29,	April 30,	April 29,	April 30,
	2011	2010	2011	2010

Net income	$157.0	$136.0	$648.9	$392.4
Add (subtract):
Interest income	(0.0)	(0.0)	(0.2)	(0.0)
Interest expense	65.6	72.0	267.7	328.4
Depreciation and amortization	64.3	60.1	246.5	240.6
Income taxes	96.8	82.6	371.3	244.2
EBITDA	383.7	350.7	1,534.2	1,205.6

Adjustments:
Loss on debt retirements	2.2	-	16.8	55.3
(Gain) loss on hedging instruments	0.1	0.1	0.4	(0.1)
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	-	-	-	(3.8)
Advisory and consulting fees to affiliates	-	0.1	-	62.0
Non-cash expense for share-based awards	3.5	6.1	13.4	21.9
Litigation settlement and related costs, net	13.1	-	13.1	-
Indirect costs related to merger and stock offering	-	0.8	0.5	7.0
Other non-cash charges (including LIFO)	5.5	1.8	15.2	7.9
Total Adjustments	24.4	8.9	59.4	150.2
Adjusted EBITDA	$408.1	$359.6	$1,593.6	$1,355.8

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)

Senior Secured Incurrence Test

	April 29,	April 30,
	2011	2010
Senior secured debt	$1,984.0	$1,985.9
Less: cash	602.5	222.7
Senior secured debt, net of cash	$1,381.5	$1,763.2
Adjusted EBITDA	$1,593.6	$1,355.8
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	0.9x	1.3x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	April 29,	April 30,
	2011	2010
Total long-term obligations	$3,263.6	$3,403.4
Adjusted EBITDA	$1,593.6	$1,355.8
Ratio of long-term obligations to Adjusted EBITDA	2.0x	2.5x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	April 29,	April 30,
	2011	2010
Total long-term obligations	$3,263.6	$3,403.4
Less: cash	602.5	222.7
Total long-term obligations, net of cash	$2,661.1	$3,180.7
Adjusted EBITDA	$1,593.6	$1,355.8
Ratio of long-term obligations, net of cash, to Adjusted EBITDA	1.7x	2.3x

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Gordon, 615-855-5536
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Earnest, 615-855-5209